SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                  June 22, 1999
                                 ---------------
                                 Date of Report
                        (Date of Earliest Event Reported)


                             TAVA TECHNOLOGIES, INC.
                             -----------------------
             (Exact name of Registrant as specified in its charter)


           Colorado                       0-19167                 84-1042227
--------------------------------        -------------          -----------------
(State or other jurisdiction of         (Commission            (I.R.S. Employer
 incorporation or organization)           File No.)               I. D. Number)


   7887 E. Belleview Avenue, Suite 820
             Englewood, Colorado                                     80111
----------------------------------------                         ---------------
(Address of principal executive offices)                            (zip code)

                 (303)  771-9794
    --------------------------------------------
(Registrant's telephone number, including area code)

Item 5.  Other Events.

On June 22, 1999, TAVA Technologies, Inc. (Nasdaq: TAVA) announced that the Federal Trade Commission and the Antitrust Division of the Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for filings made by TAVA and Real Software Group NV ("Real Software") on June 11, 1999.

The filings relate to a proposed transaction pursuant to which TAVA will be acquired by a wholly-owned subsidiary of Real Software, a Belgian corporation, in a cash merger transaction for $8.00 per share (the "Merger"). Upon completion of the Merger, TAVA shares will no longer be publicly traded or listed on NASDAQ.

TAVA has scheduled a Special Meeting of Shareholders on July 19, 1999, to consider and vote upon a proposal to approve the Merger. Approval of the Merger requires the affirmative vote of a majority of outstanding shares.

Additional information concerning the proposed merger, including the Agreement and Plan of Reorganization, is available in TAVA's Definitive Proxy Materials, which were filed with the SEC on June 17, 1999. As noted in that document, to which reference should be made, consummation of the Merger is subject to certain conditions.



                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        TAVA Technologies, Inc.



Date:    June 22, 1999                  By:   /s/ John Jenkins
                                           -------------------------------------
                                           John  Jenkins,  President and CEO